As filed with the Securities and Exchange Commission on June 3, 2002

                                                      Registration No. 333-86194

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                                 AMENDMENT NO. 2

                                       TO
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                               OMNICOM GROUP INC.
             (Exact name of registrant as specified in its charter)

          New York                                               13-1514814
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                               437 Madison Avenue
                            New York, New York 10022
                                 (212) 415-3600
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                              BARRY J. WAGNER, ESQ.
                          Secretary and General Counsel
                               Omnicom Group Inc.
                               437 Madison Avenue
                            New York, New York l0022
                                 (212) 415-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                    Copy to:

                        MEREDITH GOLDBERG BERKOWITZ, ESQ.

                           Jones, Day, Reavis & Pogue
                              222 East 41st Street
                            New York, New York 10017
                                 (212) 326-3939

                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|



      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS

                                  $900,000,000

                               OMNICOM GROUP INC.

                Zero Coupon Zero Yield Convertible Notes due 2032

                                   ----------

      We sold the notes in private transactions on March 6, 2002 and March 19, 2002. Selling securityholders may use this prospectus to resell their notes and the shares of common stock issuable upon conversion and/or redemption of their notes. The notes are senior unsecured obligations and rank equal in right of payment to all of our existing and future senior unsecured indebtedness. The notes are also zero-coupon debt securities. On July 31, 2032, the maturity date of the notes, a holder will receive the principal amount at maturity of the notes, which will be $1,000 per note unless that amount is increased on and after July 31, 2022 as described in this prospectus.

      We will not initially pay any cash interest on the notes. However, under some circumstances, contingent cash interest may become payable, as described in this prospectus. We may also elect to voluntarily pay cash interest on the notes at any time, but we are not obligated to do so.


      Holders may convert each $1,000 face amount of notes originally issued into 9.09 shares of our common stock if the conditions for conversion described in this prospectus are satisfied. These conditions were not met as of the date of this prospectus. The conversion rate may be adjusted under limited circumstances. Our common stock currently trades on the New York Stock Exchange under the symbol "OMC." The last reported sale price of our common stock on the New York Stock Exchange was $86.34 per share on May 30, 2002.


      We cannot redeem the notes before July 31, 2007. On or after July 31, 2007 and before July 31, 2022, we may redeem all or any portion of the notes at any time at the prices described in this prospectus. In addition, holders may require us to purchase all or a portion of their notes if we undergo a change in control or on July 31 of each year, or if July 31 is not a business day, on the next business day, beginning July 31, 2003. If 90% or more of the notes are repurchased, we may redeem all of the remaining notes.

      For United States federal income tax purposes, the notes constitute contingent payment debt instruments. You should read the discussion of selected United States federal income tax consequences relevant to the notes beginning on page 28.

                                   ----------

      Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page 7 of this prospectus.

                                   ----------

      The notes issued in the initial private placements are eligible for trading in the PORTAL System. The notes sold using this prospectus, however will no longer be eligible for trading in the PORTAL System. We do not intend to list the notes on any other national securities exchange or automated quotation system.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is June 3, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----


Summary ...................................................................    3
Risk Factors ..............................................................    7
Forward-Looking Information ...............................................    9
Selected Consolidated Historical Financial Information ....................    9
Ratio of Earnings to Fixed Charges ........................................   10
Use of Proceeds ...........................................................   11
Price Range of Common Stock and Dividend History ..........................   11
Capitalization ............................................................   12
Description of the Notes ..................................................   13
Description of Capital Stock ..............................................   27
Federal Income Tax Considerations .........................................   28
Selling Securityholders ...................................................   32
Plan of Distribution ......................................................   33
Legal Matters .............................................................   34
Experts ...................................................................   34
Where You Can Find More Information .......................................   35

--------------------------------------------------------------------------------

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information included elsewhere in or incorporated by reference into this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. When used in this prospectus, the terms "Omnicom," "we," "our" and "us" refer to Omnicom Group Inc. and its consolidated subsidiaries, unless otherwise specified.

                               Omnicom Group Inc.

      We are one of the largest marketing and corporate communications companies in the world. Our branded networks and numerous specialty firms provide advertising, strategic media planning and buying, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

      We are incorporated in New York. Our principal office is located at 437 Madison Avenue, New York, NY 10022, and its telephone number is (212) 415-3600.


      For additional information regarding our business, see our SEC filings which are incorporated by reference into this prospectus. Copies of these filings may be obtained as described under "Where You Can Find Additional Information."


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The Offering

Securities Offered ...............  $900,000,000   aggregate  initial  principal
                                    amount at maturity of Zero Coupon Zero Yield
                                    Convertible Notes due July 31, 2032.


Principal Amount at
Maturity of the Notes ............  Before July 31, 2022,  the principal  amount at maturity of a note will be equal to $1,000 per $1,000 face amount of notes originally issued, which we refer to as the initial principal amount at maturity. On or after July 31, 2022, the principal amount of the notes due at maturity may be increased, as described in this prospectus.

                                    If the  principal  amount due at maturity is
                                    increased,    then   contingent   additional
                                    principal, which is the difference between $1,000 per $1,000 face amount of notes originally issued and the principal amount at maturity, will accrue from and including July 31, 2022 until maturity.

Cash Interest ....................  We will  not pay any  cash  interest  on the
                                    notes  unless   contingent   cash   interest
                                    becomes payable or we elect to do so in our sole discretion.

Yield to Maturity of the Notes ...  The  yield to  maturity,  calculated  on the basis of the  initial  principal  amount  at
                                    maturity   and   therefore   excluding   any
                                    contingent   cash   interest  or  contingent
                                    additional   principal   that   may   become
                                    payable,  will be  zero.  In  addition,  the
                                    yield to maturity for a particular purchaser
                                    of the notes will be  negative  if the price
                                    paid by that  purchaser  exceeds  $1,000 per
                                    $1,000   face   amount  of  the  notes.   If
                                    contingent cash interest and/or contingent additional principal becomes payable the yield to maturity may increase.

Tax Original Issue Discount ......  For  United   States   federal   income  tax
                                    purposes, the notes constitute contingent payment debt instruments. As a result, the notes are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. You should read the discussion of selected United States federal income tax consequences relevant to the notes beginning on page 28.

Conversion Rights ................  The notes are convertible if:

                                    o     the average  conversion  value for the
                                          notes,  which is calculated based upon
                                          the price of our  common  stock on the
                                          relevant date of determination,  meets
                                          specified thresholds,

                                    o     the  credit  rating  for the  notes is
                                          reduced  to Baa3 or lower  by  Moody's
                                          Investors  Service,  Inc.  or  BBB  or
                                          lower by  Standard  &  Poor's  Ratings
                                          Service,

                                    o     we call the notes for redemption, or

                                    o     we  enter  into  specified   corporate
                                          transactions.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                    In the case of the first two conditions, once the condition is satisfied, the notes will remain convertible at any time at the option of the holder until maturity.

                                    If the  conditions for conversion are met, a
                                    holder may surrender each $1,000 face amount
                                    of notes  originally  issued for 9.09 shares
                                    of our common stock. The conversion rate may
                                    be adjusted under the limited  circumstances
                                    described   in  this   prospectus   and  the
                                    indenture  but will not be adjusted  for any
                                    contingent     additional    principal    or
                                    contingent interest that may become payable.

                                    The   ability   to   surrender   notes   for
                                    conversion will expire at the close of business on July 31, 2032.

Ranking ..........................  The   notes   are   our   senior   unsecured
                                    obligations and rank equal in right of payment to all our existing and future senior unsecured indebtedness. The notes are effectively subordinated to all existing and future obligations of our subsidiaries. The notes are also effectively subordinated to all of our existing and future obligations that are secured, to the extent of the security.

                                    As  of  March  31,  2002,  we  had  $2,792.3
                                    million of indebtedness outstanding,  all of
                                    which is unsecured. Of this amount, $1,882.9
                                    million  represents   indebtedness  directly
                                    incurred by us and $909.5 million represents indebtedness of our subsidiaries that is guaranteed by us. As of March 31, 2002, our subsidiaries had an additional $99.9 million of indebtedness outstanding.

Redemption of Notes at
the Option of Omnicom ............  We cannot  redeem the notes  before July 31,
                                    2007.  On or after July 31,  2007 and before
                                    July 31, 2022, we may redeem all or any portion of the notes at any time at a price of $1,000 per $1,000 face amount of the notes. On or after July 31, 2022, we may redeem all or any portion of the notes at any time at a price equal to the sum of $1,000 per $1,000 face amount of the notes plus any contingent additional principal that has accrued to the date of redemption.

Purchase of the Notes at the
Option of the Holder .............  On  each  July  31,  or if  July 31 is not a business  day, the next  business  day, from
                                    and including July 31, 2003 through July 31,
                                    2031, holders may require us to purchase all
                                    or  a  portion  of  their   notes,   at  the
                                    following prices:

                                          (1)   for July 31,  2003  through  but
                                                not including  July 31, 2022, at
                                                a price  of  $1,000  per  $1,000
                                                face amount of the notes; and

                                          (2)   for July 31,  2022  through  and
                                                including  July 31,  2031,  at a
                                                price of $1,000 per $1,000  face
                                                amount  of the  notes  plus  any
                                                accrued  contingent   additional
                                                principal  that has  accrued  to
                                                the date of purchase.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                    We may choose to pay the  purchase  price in
                                    cash,  shares  of  our  common  stock  or  a
                                    combination   of  cash  and  common   stock.
                                    Payment will be made on the fourth business day following the purchase date.

Change in Control ................  If we  undergo  a change  in  control  on or before July 31, 2007, holders may require us
                                    to  purchase  for cash all or a  portion  of
                                    their  notes at a price  equal to $1,000 per
                                    $1,000   face   amount  of  the  notes.   In
                                    addition, if at least 90% of the notes outstanding immediately prior to the change in control are purchased, we may, within 90 days after the change in control purchase date, at our option, redeem for cash all of the remaining notes at the same purchase price.

DTC Eligibility ..................  The notes  were  issued  only in the form of global  securities held in book-entry  form.
                                    DTC  or  its   nominee   will  be  the  sole
                                    registered  holder of the notes  represented
                                    by a global  security for all purposes under
                                    the indenture.  Beneficial  interests in any
                                    such   securities  will  be  shown  on,  and
                                    transfers  will be  effected  only  through,
                                    records maintained by DTC and its direct and
                                    indirect  participants and any such interest
                                    may  not  be  exchanged   for   certificated
                                    securities, except in limited circumstances.

Use of Proceeds ..................  We will not  receive any  proceeds  from the sale by any selling securityholder of the notes or the common stock issuable upon conversion and/or redemption of the notes.


Trading ..........................  The  notes  sold  in  the  initial   private
                                    placements  are  eligible for trading in the
                                    PORTAL  system.  The notes resold using this
                                    prospectus,   however,  will  no  longer  be
                                    eligible  for trading in the PORTAL  system.
                                    We do not  intend  to list the  notes on any
                                    other   national   securities   exchange  or
                                    automated quotation system. Our common stock is traded on the New York Stock Exchange under the symbol "OMC".

--------------------------------------------------------------------------------

                                  RISK FACTORS


      You should carefully consider the following information with the other information contained in or incorporated by reference into this prospectus before purchasing the notes.

The Lack of Covenants Applicable to the Notes May Not Afford Protection Under Some Circumstances

      The holders of notes may require us to purchase the notes upon the occurrence of certain change-in-control events described under "Description of the Notes -- Purchase at Option of Holders upon Change in Control." However, we could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our (or our subsidiaries') outstanding indebtedness. This purchase right would also not restrict us from incurring indebtedness or effecting extraordinary dividends. Further, the notes do not afford a holder protection under maintenance or other covenants relating to our consolidated financial position or results of operations.

An Active Trading Market for the Notes May Not Develop

      The notes comprise a new issue of securities for us for which there is currently no public market. The notes will not be listed on any securities exchange or included in any automated quotation system. If the notes are traded after their initial issuance, they may trade at a discount, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. We do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them. In addition, the notes have a number of features, including conditions to conversion, which, if not met, could result in a holder receiving less than the value of the common stock into which a note is otherwise convertible. These features could adversely affect the value and the trading prices for the notes.

Our Holding Company Structure Results in Structural Subordination and May Affect Our Ability to Make Payments on the Notes

      The notes are obligations exclusively of Omnicom. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to make payments on our debt, including the notes, are dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

      Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

      Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors, including the holders of notes, to participate in the assets of the subsidiary upon the subsidiary's liquidation.

You Should Consider the United States Federal Income Tax Consequences of Owning the Notes

      The notes will be characterized as indebtedness for United States federal income tax purposes. Accordingly, you will be required to include in your income interest with respect to the notes.


      The notes also constitute contingent payment debt instruments and therefore accrue tax original issue discount. As a result, you will be required to include amounts in income, as ordinary income, in advance of the receipt of the cash, or other property, attributable to that income. You should be aware that, even though we will not pay any interest on the notes, other than any contingent cash interest that may become payable, and the notes will not be nominally issued at a discount, you will be required to include accrued tax original issue discount in your gross income for United States federal income tax purposes. We intend to compute and report accruals of the tax original issue discount based upon a yield of 6.69% per year, computed on a semiannual bond equivalent basis, which we have determined represents the yield we would pay on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the notes. The specific yield, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which we have determined.

      We are required to furnish to the IRS and to certain noncorporate U.S. holders annual information regarding the amount of original issue discount on the notes attributable to that year. We are also required to furnish to holders a schedule of projected payments which we will use in computing the amounts of original issue discount on the notes. For United States federal income tax purposes, a U.S. holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and any adjustments to those accruals, unless the holder timely discloses and justifies the use of their estimates to the IRS and establishes that the comparable yield and schedule of projected payments that we have used is unreasonable.

      In accordance with our application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. However, it is possible that deductions for capital losses realized upon conversion or redemption for stock may not be allowed under certain rules regarding recapitalizations. Holders should consult their own tax advisors regarding the deductibility of a capital loss.

      For more information, see "Federal Income Tax Considerations."

We May Not Have the Ability or the Funds Necessary to Finance the Purchase at the Option of the Holder or the Change in Control Purchase and the Amount You Receive Upon Redemption, Purchase or a Change of Control May Be Less Than What You Paid for the Notes

      On each July 31, or if July 31 is not a business day, the next business day, from and including July 31, 2003 through and including July 31, 2031, and upon a change in control of Omnicom occurring on or before July 31, 2007, holders of the notes have the right to require us to purchase their notes. We have the right to elect to pay the purchase price in shares of our common stock and to designate a financial institution to satisfy, at its option, our purchase obligation. However, if we fail or are unable to elect to pay in stock or to so designate a financial institution, we may not have sufficient funds at those times to make any required purchase of notes. In addition, we may not have the funds available to repay the notes at maturity or upon acceleration following an event of default. Even if we do have funds available, other agreements to which we are subject may prohibit the payments and the indenture prohibits us from making a purchase of notes with cash during any time that an event of default has happened and is continuing.

      Furthermore, the notes were sold by the initial purchasers in the private placements at a premium to the initial principal amount at maturity. As a result, at maturity or at any time that you elect to have us, or any financial institution we may designate, purchase your notes, you will receive a cash payment in an amount less than you originally paid for the notes unless contingent additional principal has accrued in an amount sufficient to equal the amount paid by you for the notes at the time of such purchase. See "Description of the Notes -- Purchase of the Notes at Option of Holder" and "-- Purchase at Option of Holders Upon Change in Control."

The Markets in Which We Participate are Highly Competitive and, If We Are Not Able to Compete Effectively, Our Business and Financial Results Could Be Adversely Affected.

      We face the risks normally associated with global services businesses. The operational and financial performance of our businesses is generally tied to overall economic and regional market conditions, competition for client assignments and talented staff, new business wins and losses and the risks associated with extensive international operations. While we have no reason to believe that our international operations as a whole present any material risk to our overall business, there are some risks of doing business, including those of currency fluctuations, political instability and exchange controls, which do not affect domestic-focused firms.

      The particular business in which we participate are highly competitive. In general, the financial and technological barriers to entry are low, with the key competitive considerations for keeping existing business and winning new business being the quality and effectiveness of the services offered, including our ability to efficiently serve clients, particularly large international clients, on a broad geographic basis. While many of our client relationships are long-standing, companies often put their advertising, marketing services and public and corporate communications business up for competitive review from time to time. To the extent that we were not able to remain competitive or to keep key clients, our business and financial results could be adversely affected.

      Our ability to retain existing clients and to attract new clients may, in some cases, be limited by clients' policies on or perceptions of conflicts of interest arising out of other client relationships. In addition, an important aspect of our competitiveness is its ability to retain key employee and management personnel. Our continuing ability to attract and retain these employees may have a material effect on our business and financial results.

                           FORWARD-LOOKING INFORMATION

      Some of the statements in this prospectus and documents incorporated by reference constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. These uncertainties and risks include, but are not limited to, our future financial condition and results of operations, changes in general economic conditions, competitive factors, changes to client communication requirements, the hiring and retention of human resources and our international operations are subject to the risk of currency fluctuations and exchange controls. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only present expectations. Actual events or results may differ materially. Moreover, we do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. We have no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.


             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION


      The following tables set forth our selected consolidated financial data and should be read in conjunction with our consolidated financial statements incorporated into this prospectus by reference. The information in the first table was derived from the audited financial information included in our Annual Report on Form 10-K for the year ended December 31, 2001. The information in the second table was derived from the unaudited financial information included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.


                                                                                Year ended December 31,
                                                  ------------------------------------------------------------------------------
                                                     2001             2000               1999            1998            1997
                                                  -----------      ----------         ----------      ----------      ----------
                                                                (Dollars in thousands except for per share amounts)
For the year:
  Revenue ..................................      $ 6,889,406      $6,154,230         $5,130,545      $4,290,946      $3,296,224
  Net income ...............................          503,142         498,795(a)         362,882         278,845         217,300
  Net income per common share,
    excluding Razorfish gain
    Basic ..................................             2.75            2.49               2.07            1.61            1.30
    Diluted ................................             2.70            2.40               2.01            1.57            1.28
  Net income per common share,
    including Razorfish gain
    Basic ..................................                             2.85
    Diluted ................................                             2.73
Dividends declared per
  common share .............................            0.775            0.70              0.625           0.525            0.45
At year end:
  Total assets .............................      $10,617,414      $9,853,707         $9,017,637      $7,121,968      $5,114,364
  Long-term obligations:
    Long-term debt and convertible
      subordinated debentures ..............        1,340,105       1,335,387            711,632         717,410         341,665
    Deferred compensation and
      other liabilities ....................          296,980         296,921            300,746         269,966         166,492



----------
(a)   Includes $63.8 million after-tax gain on sale of Razorfish shares.

                                                 Three months ended March 31,
                                                 ----------------------------
                                                     2002            2001
                                                 ------------     -----------
Revenue .....................................     $ 1,732,426     $ 1,601,134

Net income ..................................         128,565          95,280

Net Income per Common Share:

  Basic .....................................     $      0.69     $      0.52

  Diluted ...................................     $      0.68     $      0.52

Dividends declared per common share .........     $     0.200     $     0.175

Net income and net income per common
  share, adjusted to exclude goodwill
  amortization
  Adjusted net income .......................         128,565         115,330(a)
  Adjusted basic ............................     $      0.69     $      0.63(a)
  Adjusted diluted ..........................     $      0.68     $      0.62(a)

Total assets ................................     $10,968,837     $ 9,227,229

Long-term obligations:
  Long-term debt and convertible
    subordinated debentures .................       2,609,771       2,133,822
  Deferred compensation and other
    liabilities .............................         287,775         297,894

----------
(a) Effective January 1, 2002 Omnicom stopped recording goodwill amortization expense as required by the Financial Accounting Standard Board Statement No. 142 -- "Goodwill and other Intangibles." To present 2001 on a comparable basis with 2002, the previously reported amounts have been adjusted to assume that we stopped recording goodwill amortization expense on January 1, 2001.


                       RATIO OF EARNINGS TO FIXED CHARGES


      The following table shows the ratio of earnings to fixed charges of Omnicom for each of the five most recent fiscal years and for the three months ended March 31, 2002 and 2001.

      Three months ended
           March 31,                  Year ended December 31,
      ------------------    ---------------------------------------------
        2002      2001      2001      2000      1999      1998      1997
        ----      ----      ----      ----      ----      ----      ----
        5.23x     3.84x     4.82x     4.83x     4.44x     4.03x     4.23x

      The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and that portion of net rental expense deemed representative of interest. Effective January 1, 2002 Omnicom stopped recording goodwill and amortization expense as required by the Financial Accounting Standard Board Statement No. 142 -- "Goodwill and Other Intangibles." The March 31, 2001 ratio shown includes goodwill amortization. For comparison purposes, the ratio of earnings to fixed charges for the period ended March 31, 2001, excluding goodwill amortization expense, would have been 4.21x.

      The ratios shown for the years ended December 31, 1997 through 2001, include goodwill amortization expense.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale by any selling securityholder of the notes or the common stock issuable upon conversion and/or redemption of the notes. See "Selling Securityholders."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND HISTORY



      Our common stock is traded on the New York Stock Exchange under the symbol "OMC." The table below shows the range of quarterly high and low closing sale prices per share reported on the New York Stock Exchange Composite Tape for our common stock for the periods indicated and the average closing sale price per share and the dividends paid per share on our common stock for such periods. The last reported sale price per share on May 30, 2002 was $86.34.



                                                                      Omnicom Common Stock
                                                                   --------------------------        Average Last        Dividends
                                                                    High                Low           Sale Price         Per Share
                                                                   -------            -------         ----------         ---------
1999:
First Quarter ..................................................    $79.94             $56.50            $65.27            $0.150
Second Quarter .................................................     85.13              67.00             73.72             0.150
Third Quarter ..................................................     80.69              67.06             73.54             0.150
Fourth Quarter .................................................    107.13              71.63             88.15             0.175

2000:
First Quarter ..................................................    $99.63             $79.88            $92.27            $0.175
Second Quarter .................................................     97.25              82.13             89.26             0.175
Third Quarter ..................................................     90.44              70.00             82.80             0.175
Fourth Quarter .................................................     92.25              72.69             81.64             0.175

2001:
First Quarter ..................................................    $94.51             $78.69            $87.96            $0.175
Second Quarter .................................................     97.57              79.50             88.29             0.200
Third Quarter ..................................................     87.71              60.01             79.57             0.200
Fourth Quarter .................................................     89.77              62.35             80.70             0.200

2002:
First Quarter ..................................................    $97.35             $83.66            $90.10            $0.200

Second Quarter (through May 30) ................................    $94.80             $84.39            $90.43            $0.200




      The payment of dividends by us in the future will be determined by our board of directors and will depend on business conditions, our financial condition and earnings and other factors.

      We are not aware of any restrictions on our present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by us and our subsidiaries, we are subject to certain covenants requiring that we satisfy certain financial tests in order to pay dividends.


      We have one billion authorized shares of common stock, par value $0.15 per share, of which 187.1 million shares were outstanding on April 30, 2002.

                                 CAPITALIZATION


      The following table sets forth our consolidated capitalization as of March 31, 2002. You should read this table together with our financial statements and related notes and other financial and operating data included elsewhere in or incorporated by reference into this prospectus.

                                                                  March 31, 2002
                                                                  --------------
Current liabilities:
  Accounts payable ........................................        $  3,819,643
  Advance billings ........................................             598,069
  Current portion of long-term debt .......................              77,259
  Bank loans ..............................................             205,187
  Accrued taxes and other liabilities .....................           1,295,730
                                                                   ------------
  Total current liabilities ...............................           5,995,888
                                                                   ------------
Long-term debt ............................................             859,771
Convertible debentures ....................................           1,750,000
Deferred compensation and other liabilities ...............             287,775
Minority interests ........................................             160,799
                                                                   ------------
  Total long-term indebtedness ............................           3,058,345
                                                                   ------------
Shareholders' equity:
  Preferred stock, $1.00 par value,
    7,500,000 shares authorized, none issued
    Common stock, $0.15 par value,
    1,000,000,000 shares authorized,
    187,027,723 shares outstanding,
    198,669,254 shares issued on
    March 31, 2002(1) .....................................              29,800
  Additional paid-in capital ..............................           1,406,914
  Retained earnings .......................................           1,711,300
  Unamortized restricted stock ............................            (112,229)
  Accumulated other comprehensive
    (loss) income .........................................            (324,582)
  Treasury stock, at cost, 11,641,531
    shares on March 31, 2002 ..............................            (796,599)
                                                                   ------------
    Total shareholders' equity ............................           1,914,604
                                                                   ------------
  Total liabilities and
    shareholders' equity ..................................        $ 10,968,837
                                                                   ============

----------
(1) Outstanding common stock as of March 31, 2002 of 187.0 million shares excludes shares issuable upon exercise of options, conversion of convertible debt, including 8.2 million shares reserved for issuance upon conversion of the notes, and other events. See Note 4 to our unaudited consolidated financial statements for the three months ended March 31, 2002, incorporated by reference into this prospectus.

                            DESCRIPTION OF THE NOTES

      We issued the notes under a senior indenture between us and JPMorgan Chase Bank, as trustee. The following summarizes the material provisions of the notes and the indenture. The following summary is not complete and is subject to, and qualified by reference to, all of the provisions of the notes and the indenture. As used in this description, the words "we," "us," "our" and "Omnicom" do not include any current or future subsidiary of Omnicom.

      The indenture does not contain any financial covenants or any restrictions on the payment of dividends or the issuance or purchase of our securities. The indenture contains no covenants or other provisions to give protection to the holders of the notes in the event of a highly leveraged transaction or a change in control, except to the extent described under "--Purchase at Option of Holders upon Change in Control."

General


      The notes are limited to $900,000,000 aggregate initial principal amount at maturity. The notes will mature July 31, 2032. Before July 31, 2022, the principal amount at maturity of a note will be equal to $1,000 per $1,000 face amount of notes originally issued. On or after July 31, 2022, if, for the last 20 trading days preceding July 31, 2022, the average conversion value per $1,000 face amount of notes is greater than $1,000 but less than or equal to $2,200, then the principal amount at maturity of that $1,000 face amount of notes will be equal to the lesser of the conversion value on July 31, 2022 and $2,000. If the conversion value exceeds $2,200 then the principal amount at maturity will equal $1,000 per $1,000 face amount of notes.

      For purposes of the notes and the indenture, the difference between the $1,000 initial principal amount at maturity of a note and the principal amount at maturity, as determined in accordance with the prior paragraph, is known as contingent additional principal. If contingent additional principal becomes payable, it will accrue from and including July 31, 2022 until maturity. Contingent additional principal will be calculated on a semi-annual bond equivalent basis, using a 360-day year composed of twelve 30-day months.

      The conversion value of a note as of any date of determination will equal the sale price per share of our common stock on the determination date multiplied by the number of shares of common stock then issuable upon conversion of each $1,000 face amount of notes.

      Principal on the notes will be payable at the office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for that purpose, in the Borough of Manhattan, The City of New York.

      We will not pay any cash interest on the notes except in the limited circumstance described below under "--Contingent Cash Interest" or if we elect to do so in our sole discretion. Each note was originally issued at a face amount amount of $1,000 per note.

      Any and all contingent additional principal and contingent cash interest otherwise payable on a note will cease to accrue on that note upon maturity, conversion, purchase by us at the option of the holder or redemption of the note. We may not reissue a note that has matured or been converted, purchased by us at your option, redeemed or otherwise cancelled.

      Notes may be presented for exchange or registration of transfer at the office of the registrar. The registrar will initially be the trustee. We will not charge a service fee for any exchange or registration of transfer of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

      Because we sold the notes to the initial purchasers, and the initial purchasers resold the notes, at a higher price than the initial principal amount at maturity, you may receive less than you originally paid to purchase notes at maturity or upon redemption or repurchase as described below.


Ranking of the Notes


      The notes are our senior unsecured obligations. The notes rank equal in right of payment to all of our existing and future senior unsecured indebtedness. However, we are a holding company and the notes are therefore effectively subordinated to all existing and future obligations of our subsidiaries and to our obligations that are secured, to the extent of the security.

      As of March 31, 2002, we had $2,792.3 million of indebtedness outstanding, all of which is unsecured. Of this amount, $1,882.9 million represents indebtedness directly incurred by us and $909.5 million represents indebtedness of our subsidiaries that is guaranteed by us. As of March 31, 2002, our subsidiaries had an additional $99.9 million of indebtedness outstanding.

Yield to Maturity; Tax Original Issue Discount

      The yield to maturity, calculated on the basis of the initial principal amount at maturity and therefore excluding any contingent cash interest or contingent additional principal that may become payable, will be zero. In addition, the yield to maturity for a particular purchaser of the notes will be negative if the price paid by the purchaser exceeds $1,000 per $1,000 face amount of the notes. If contingent cash interest and/or contingent additional principal becomes payable, the yield to maturity may increase.

      Although the notes were not originally offered at a discount, the notes constitute contingent debt instruments. As a result, the notes are deemed to have been issued with original issue discount for United States federal income tax purposes, referred to as tax original issue discount. You should be aware that, even though we will not pay any interest on the notes other than any contingent cash interest that may become payable and the notes will not be nominally issued at a discount, you will be required to include accrued tax original issue discount in your gross income for United States federal income tax purposes. We intend to compute and report accruals of the tax original issue discount based upon a yield of 6.69% per year, computed on a semiannual bond equivalent basis, which we have determined represents the yield we would pay on noncontingent, nonconvertible, fixed-rate debt with terms otherwise similar to the notes.

      In accordance with our application of the contingent payment debt tax regulations, you will also recognize gain or loss on the sale, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any common stock received, and your adjusted tax basis in the note. Any gain recognized by you generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income and, thereafter, capital loss. However, it is possible that deductions for capital losses realized upon conversion or redemption for stock may not be allowed under certain rules regarding recapitalizations.

      See "Federal Income Tax Considerations" for more information and a summary of the resulting consequences from this treatment.


Book-Entry System


      The notes were only issued in the form of global securities held in book-entry form. The Depository Trust Company, or its nominee, is the sole registered holder of the notes for all purposes under the indenture. Owners of beneficial interests in the notes represented by the global securities hold their interests pursuant to the procedures and practices of The Depository Trust Company. As a result, beneficial interests in the notes are shown on, and may only be transferred through, records maintained by The Depository Trust Company and its direct and indirect participants and beneficial interests in the notes may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of The Depository Trust Company. Beneficial owners are not holders and are not entitled to any rights provided to the holder of notes under the global securities or the indenture. Omnicom and the trustee, and any of their respective agents, may treat The Depository Trust Company as the sole holder and registered owner of the notes.

      Notes represented by a global security are exchangeable for certificated securities with the same terms only if:

      o The Depository Trust Company is unwilling or unable to continue as depositary or if The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days,

      o we decide to discontinue use of the system of book-entry transfer through The Depository Trust Company, or any successor depositary, or

      o     a default under the indenture occurs and is continuing.

      The Depository Trust Company has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository Trust Company facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. The Depository Trust Company's participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own The Depository Trust Company. Access to The Depository Trust Company's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


Conversion Rights


      Holders may surrender notes for conversion into shares of our common stock only if at least one of the following conditions is met:

Conversion Based on Common Stock Price

      Before July 31, 2022, holders may surrender a note for conversion during any calendar quarter beginning after March 31, 2002 if, for the last 20 trading days in the preceding calendar quarter, the average conversion value, calculated as described above under "--General," per $1,000 face amount of notes is greater than or equal to the following amounts for the calendar quarters indicated:

              Quarter Ended                                               Amount
              -------------                                               ------
      June 30, 2002 .....................................................  $1250
      September 30, 2002 ................................................  $1300
      December 31, 2002 .................................................  $1350
      March 31, 2003 ....................................................  $1400
      June 30, 2003 .....................................................  $1450
      September 30, 2003 ................................................  $1500
      December 31, 2003 .................................................  $1550
      March 31, 2004 ....................................................  $1600
      June 30, 2004 .....................................................  $1650
      September 30, 2004 ................................................  $1700
      December 31, 2004 .................................................  $1750
      March 31, 2005 ....................................................  $1800
      June 30, 2005 .....................................................  $1850
      September 30, 2005 ................................................  $1900
      December 31, 2005 .................................................  $1950
      March 31, 2006 ....................................................  $2000
      June 30, 2006 .....................................................  $2050
      September 30, 2006 ................................................  $2100
      December 31, 2006 .................................................  $2150
      March 31, 2007 and thereafter .....................................  $2200

If this condition is met at any time after July 31, 2003 and before July 31, 2022, then the notes will be convertible at any time after the date on which the condition is first met, at the option of the holder, through maturity.

      On or after July 31, 2022, holders may surrender a note for conversion during any calendar quarter if, for the last 20 trading days in the preceding calendar quarter, the average conversion value per $1,000 face amount of notes is greater than or equal to 110% of the principal amount at maturity of the note. If this condition is satisfied, then the notes will be convertible at any time after the date on which the condition is met, at the option of the holder, through maturity.

Conversion Based on Credit Ratings

      Holders may also surrender a note for conversion at the then-applicable conversion rate at any time after the credit rating assigned to the notes is reduced to Baa3 or lower by Moody's Investors Service, Inc. or BBB or lower by Standard & Poor's Ratings Services. This event would not, however, result in an adjustment of the number of shares issuable upon conversion.

Conversion upon Notice of Redemption

      A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day prior to the redemption date, even if the note is not otherwise convertible at that time.

Conversion upon Occurrence of Specified Corporate Transactions

      If we elect to:

      o distribute to all holders of common stock rights entitling them to purchase, for a period expiring within 60 days, common stock at less than the quoted price at the time, or

      o distribute to all holders of our common stock assets, debt securities or other rights to purchase our securities, and the distribution has a per share value as determined by our board of directors exceeding 15% of the closing price of the common stock on the day preceding the declaration date for the distribution, we must notify the holders of notes at least 20 days prior to the ex-dividend date for the distribution. Once we have given this notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that the distribution will not take place.

      In addition, if we are party to a consolidation, merger or binding share exchange under which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction.

      If one or more of the conditions to conversion described above has been met, we will promptly notify the holders of notes and use our reasonable best efforts to post this information on our web site or, at our option, otherwise publicly disclose this information.

      The ability to surrender notes for conversion will expire at the close of business on July 31, 2032.

      A note for which a holder has delivered a purchase notice or a change in control purchase notice as described below requiring us to purchase the note may be surrendered for conversion only if the notice is withdrawn in accordance with the terms of the indenture.


Conversion Rate Adjustments and Delivery of Common Stock


      The initial conversion rate is 9.09 of our common shares for each $1,000 face amount of notes originally issued. The conversion rate will not be adjusted for any contingent additional principal or contingent cash interest that may become payable.

      If contingent cash interest is payable to holders of notes during any particular six-month period, and any notes are converted after the applicable record date, those notes, upon surrender, must be accompanied by funds equal to the amount of contingent cash interest payable on the principal amount of notes so converted, unless those notes have been called for redemption, in which case no payment will be required.

      We are required to adjust the conversion rate for:


      o dividends or distributions on our common stock payable in our common stock or other capital stock,

      o subdivisions, combinations or certain reclassifications of our common stock,

      o distributions to all holders of common stock of certain rights to purchase common stock for a period expiring within 60 days at less than the sale price at the time, and


      o distributions to those holders of our assets or debt securities or certain rights to purchase our securities, excluding cash dividends or other cash distributions from current or retained earnings unless the annualized amount thereof per share exceeds 5% of the sale price of the common stock on the day preceding the date of declaration of the dividend or other distribution.

However, no adjustment will voluntarily be made if holders participate in the transaction without conversion or in limited other cases as described in the indenture. The indenture also permits us to voluntarily increase the conversion rate from time to time.

      If we are party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into shares of our common stock will be changed into a right to convert it into the kind and amount of securities, cash or other property of Omnicom or of another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction. If the transaction also constitutes a "change in control," as defined below, the holder will be able to require us to purchase all or a portion of its notes as described under "--Purchase at Option of Holders upon Change in Control."


      In the event of:

      o a taxable distribution to holders of common stock which results in an adjustment of the conversion rate, or

      o     an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Federal Income Tax Considerations--Constructive Dividend."


      A holder of a note otherwise entitled to a fractional share will receive cash in an amount equal to the value of the fractional share based on the sale price, as defined below under "-- Purchase of Notes at the Option of the Holder," on the trading day immediately preceding the conversion date.

      To convert a note into shares of common stock, a holder must:

      o complete and manually sign the conversion notice on the back of the note or complete and manually sign a facsimile of the conversion notice and deliver the conversion notice to the conversion agent,

      o     surrender the note to the conversion agent,

      o if required by the conversion agent, furnish appropriate endorsements and transfer documents, and

      o     if required, pay all transfer or similar taxes.

Under the indenture, the date on which all of these requirements have been satisfied is the conversion date.

      Notes may be presented for conversion at the office of the conversion agent, who will initially be the trustee.

      When a holder surrenders notes for conversion, the conversion agent may first offer the notes to a financial institution chosen by us for exchange in lieu of conversion. The designated institution will have the option, but not the obligation, unless separately agreed to by it and us at the time, to agree to exchange those notes for the number of shares of our common stock that the holder of those notes would have been entitled to receive upon conversion, plus cash for any fractional shares. We may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for this type of transaction. As soon as practicable following the conversion date, the designated institution or we, as the case may be, will deliver through the conversion agent a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. Delivery to the holder of the full number of shares of common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount at maturity of the note whether the delivery is made by us or by the designated institution. For a discussion of the tax treatment of a holder receiving common stock upon conversion, see "Federal Income Tax Considerations--Disposition or Conversion."


Contingent Cash Interest


      We will be required to pay contingent cash interest to the holders of notes during any six-month period from August 1 to January 31, and from February 1 to July 31, commencing August 1, 2007 if the average market price per $1,000 face amount of notes for a five trading day measurement period preceding the applicable six-month period equals or exceeds $1,200. For any six-month period, the amount of contingent cash interest per note will be equal to the amount of regular cash dividends paid by us per share on our common stock multiplied by the number of shares then issuable upon conversion of a note. Regular cash dividends are quarterly or other periodic cash dividends on our common stock as declared by our board of directors as part of its cash dividend payment practices and that are not designated by them as extraordinary or special or other nonrecurring dividends. As a result, if we do not pay regular cash dividends, holders will not be entitled to any contingent cash interest.

      The payment of contingent cash interest is designed to enable holders of the notes to receive the same current cash yield on the notes that they would have received had they converted the notes into our common stock in the event that we pay dividends on our common stock. As a result, if the conditions described above are met, contingent cash interest will accrue and be payable to holders of notes as of the record date for the related common stock dividend during the relevant six-month period. Payments of contingent cash interest will be made on the payment date of the related common stock dividend.

      Each five trading day measurement period will end on the second trading day immediately preceding the applicable six-month period. However, if we declare a dividend for which the record date will occur prior to the applicable six-month period but for which the payment date will occur during the applicable six-month period, the five trading day measurement period will instead end on the second trading day immediately preceding that record date.

      For purposes of determining whether contingent cash interest is payable, the market price of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $10.0 million principal amount at maturity of notes at approximately 4:00 p.m., New York City time, on the determination date from three independent nationally recognized securities dealers we select, provided that if


      o at least three such bids are not obtained by the bid solicitation agent, or

      o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,


then the market price of the note will equal the then applicable conversion rate of the notes multiplied by the average sale price of our common stock on the five trading days ending on the determination date, appropriately adjusted.

      The bid solicitation agent will be initially JPMorgan Chase Bank. We may change the bid solicitation agent, but the bid solicitation agent may not, under any circumstance, be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.


      We will determine every six months, commencing August 1, 2007, whether the conditions to the payment of contingent cash interest have been satisfied and, if so, we will promptly notify the holders of notes thereof and use our reasonable best efforts to post this information on our web site or, at our option, otherwise publicly disclose this information.

      Under the indenture, we may also voluntarily pay contingent cash interest or other amounts we are not obligated to pay, but we will have no obligation to do so.


Redemption of Notes at the Option of Omnicom


      No sinking fund is provided for the notes. We cannot redeem the notes before July 31, 2007. On or after July 31, 2007 and before July 31, 2022, we may, at our option, redeem all or any portion of the notes for cash at any time at a redemption price of $1,000 per $1,000 face amount of notes. On or after July 31, 2022, we may redeem all or any portion of the notes at a redemption price equal to the sum of $1,000 per $1,000 face amount of notes plus any contingent additional principal that has accrued to the date of redemption. We will provide a notice of redemption by mail to holders of notes at least 30 days and not more than 60 days in advance of any redemption.


      The notes will be redeemable in integral multiples of $1,000.

      If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder


      On each July 31, or if July 31 is not a business day, the next business day, which date is referred to as the purchase date in this section, from July 31, 2003 through July 31, 2031, holders may require us to purchase any outstanding note for which the holder has properly delivered a written purchase notice, subject to meeting additional conditions, including that the notice is not withdrawn by the close of business on the next business day, at the following prices:

      o for July 31, 2003 through but not including July 31, 2022, at a purchase price equal to the face amount of the notes, and

      o for July 31, 2022 through July 31, 2031, at a purchase price equal to the sum of the face amount of the notes plus any contingent additional principal that has accrued to the purchase date.

Holders may submit their notes for purchase to the paying agent at any time from the opening of business on the date that is 20 business days prior to the applicable purchase date until the close of business on the applicable purchase date.

      The purchase price will be payable on the fourth business day following the applicable purchase date in cash, shares of our common stock or a combination of cash and common stock, at our option. When a holder surrenders the notes for purchase, the purchase agent may first offer the notes to a financial institution chosen by us to purchase the notes. The designated financial institution will have the option, but not the obligation, unless separately agreed to by it and us at the time, to purchase the notes at the applicable purchase price and in the form of cash or common stock or both as we may have previously elected in the notice sent to holders described in the next paragraph. We may, but will not be obligated to, enter into a separate agreement with the financial institution which would compensate it for the transaction.


      We will be required to give notice on a date not less than 20 business days prior to each applicable purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

      o whether the purchase price will be paid in cash or common stock or any combination thereof, specifying the percentage of each,

      o if we elect to pay in common stock, the method of calculating the market price of common stock, and

      o the procedures that holders must follow to require us to purchase their notes.


      Each holder electing to require us to purchase notes is required to give notice of its election to the paying agent no later than the close of business on the applicable purchase date. The notice is required to state:


      o the certificate numbers of the holder's notes to be delivered for purchase,

      o the portion of the initial principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000, and

      o that the notes are to be purchased pursuant to the applicable provisions of the notes.


      A holder may withdraw any purchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day following the date on which the purchase notice is required to be delivered. The notice of withdrawal is required state:


      o the initial principal amount at maturity of the notes being withdrawn,

      o     the certificate numbers of the notes being withdrawn, and

      o the initial principal amount at maturity, if any, of the notes that remain subject to the purchase notice.


      If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us, or the designated institution, as the case may be, will be equal to the portion of the purchase price to be paid in common stock divided by the market price of a share of common stock.

      For this purpose, the "market price" of our common stock means the average of the sale prices of the common stock for the five trading days ending on the third business day prior to the applicable purchase date, which we refer to as the measurement date, if the third business day prior to the applicable purchase date is a trading day or, if not, then on the last trading day prior to the measurement date. The price as determined will be appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the relevant five trading day period and ending on the purchase date, of any events that would result in an adjustment of the conversion rate then in effect for the notes as described above under " Conversion Rights."

      The "sale price" of our common stock on any date means the closing per share sale price, or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices, on that date as reported in composite transactions for the principal United States securities exchange on which the common stock is then traded. If the common stock is not listed on a United States national or regional securities exchange, then we will use the prices as reported by the National Association of Securities Dealers Automated Quotation System or by the National Quotation Bureau Incorporated or otherwise as provided in the indenture.

      Because the market price of the common stock is determined prior to the applicable purchase date, holders of notes bear the market risk with respect to the value of the common stock to be received from the date the market price is determined to the purchase date. We, or the designated institution, as the case may be, may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the market price is published in a daily newspaper of national circulation.

      Upon determination of the actual number of shares of common stock to be issued for each $1,000 face amount of notes, we will promptly notify the holders of notes and use our reasonable best efforts to post this information on our web site or, at our option, otherwise publicly disclose this information.

      We, or the designated institution, as the case may be, will pay cash based on the market price for all fractional shares of common stock in the event we elect to deliver common stock in payment, in whole or in part, of the purchase price.


      In addition to the above conditions, our right, or the right of the designated institution, as the case may be, to purchase notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

      o listing such common stock on the principal United States securities exchange on which our common stock is then listed or, if not so listed, on Nasdaq,

      o the registration of the common stock under the Securities Act and the Exchange Act, if required, and

      o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

      If these conditions are not satisfied with respect to any holder prior to the close of business on the purchase date, we, or the designated institution, as the case may be, will be required to pay the purchase price of the notes to that holder entirely in cash. See "Federal Income Tax Considerations--Disposition or Conversion." Neither we nor the designated institution may change the form or components or percentages of components of the consideration to be paid for the notes once we have given the notice that we are required to give to holders of notes, except as described in the first sentence of this paragraph.


      In connection with any purchase offer, we, or the designated institution, as the case may be, will

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file a Schedule TO or any other required schedule under the Exchange Act, if required.

      Our obligation, or the obligation of the designated institution, as the case may be, to pay the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made promptly following the later of the purchase date or the time of delivery of the note.


      If on any purchase date, the notes are purchased in accordance with the terms of the indenture, then, immediately after the purchase date, whether or not the note is delivered to the paying agent, the holder exercising its right to require Omnicom to purchase such notes will cease to be entitled to any contingent additional principal or conditional additional interest that may become payable or then be accruing, and all other rights of that holder will terminate, other than the right to receive the purchase price upon delivery of the note.


      Our ability to purchase notes may be limited by the terms of our then-existing borrowing agreements.


      We may not purchase any notes for cash at the option of holders if an event of default with respect to those notes has occurred and is continuing, other than a default in the payment of the purchase price with respect to such notes.


Purchase at Option of Holders upon Change in Control


      In the event of a change in control occurring on or prior to July 31, 2007, each holder will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's notes, at a price equal to $1,000 per $1,000 face amount of notes. We will be required to purchase the notes as of the date that is 35 business days after the occurrence of such change in control. We refer to this date as the "change in control purchase date."

      In addition, if at least 90% in aggregate principal amount of the notes outstanding immediately prior to the change of control are purchased on the change in control purchase date, we may, within 90 days following the change in control purchase date, at our option, redeem all of the remaining notes at a redemption price equal to $1,000 per $1,000 face amount of notes.


      Within 15 days after the occurrence of a change in control, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the change in control, which notice must state:

      o     the events causing the change in control,

      o     the date of the change in control,

      o     the last date on which a holder may exercise the purchase right,

      o     the change in control purchase price,

      o     the change in control purchase date,

      o     the name and address of the paying agent and the conversion agent,

      o     the conversion rate and any adjustments to the conversion rate,

      o that notes with respect to which a change in control purchase notice is given by the holder may be converted, if otherwise convertible, only if the change in control purchase notice has been withdrawn in accordance with the terms of the indenture, and

      o     the procedures that holders must follow to exercise these rights.

      To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the third business day prior to the purchase date. The required purchase notice upon a change in control must state:

      o     the certificate numbers of the notes to be delivered by the holder,

      o the initial principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000, and

      o that we are to purchase such notes pursuant to the applicable provisions of the notes.

      A holder may withdraw any change in control purchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the change in control purchase date. The notice of withdrawal must state:

      o the initial principal amount at maturity of the notes being withdrawn,

      o     the certificate numbers of the notes being withdrawn, and

      o the initial principal amount at maturity, if any, of the notes that remain subject to a change in control purchase notice.

      Our obligation to pay the change in control purchase price for a note for which a change in control purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such change in control purchase notice. Payment of the change in control purchase price for such note will be made promptly following the later of the change in control purchase date or the time of delivery of such note.

      If on any change in control purchase date, notes are purchased in accordance with the terms of the indenture, then, immediately after the change in control purchase date, whether or not the note is delivered to the paying agent, the holder exercising its right to require Omnicom to purchase such notes will cease to be entitled to contingent additional principal or contingent additional interest, if any, and all other rights of that holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

      Under the indenture, a "change in control" of Omnicom is deemed to have occurred at such time as:


      o any person, including its affiliates and associates, other than Omnicom, its subsidiaries or their employee benefit plans, files a
            Schedule 13D or TO, or any successor schedules, forms or reports under the Exchange Act, disclosing that such person has become the beneficial owner of 50% or more of the voting power of our common stock or other capital stock into which our common stock is reclassified or changed, with limited exceptions, or

      o any consolidation, merger or share exchange of Omnicom shall have been consummated under which the common stock would be converted into cash, securities or other property, in each case other than a consolidation, merger or share exchange of Omnicom in which the holders of our common stock immediately prior to the consolidation, merger or share exchange have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of ordinary voting stock of the continuing or surviving corporation immediately after the consolidation, merger or share exchange.


      The indenture does not permit our board of directors to waive our obligation to purchase notes at the option of holders in the event of a change in control.

      In connection with any purchase offer in the event of a change in control, we will:

      o comply with the provisions of any tender offer rules under the Exchange Act which may then be applicable, and

      o file a Schedule TO or any other required schedule under the Exchange Act, if required.

      The change in control purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of Omnicom. The change in control purchase feature, however, is not the result of our knowledge of any specific effort:

      o     to accumulate shares of our common stock,

      o to obtain control of Omnicom by means of a merger, tender offer, solicitation or otherwise, or

      o part of a plan by management to adopt a series of anti-takeover provisions.

      Instead, the change in control purchase feature is a standard term contained in other notes offerings that have been marketed by the initial purchasers and other investment banks. The terms of the change in control purchase feature resulted from negotiations between the initial purchasers and us.


      We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a change in control with respect to the change in control purchase feature of the notes but that would increase the amount of our, or our subsidiaries', outstanding indebtedness. See "Risk Factors--The Lack of Covenants Applicable to the Notes May Not Afford Protection Under Some Circumstances."


      We may not purchase notes at the option of holders upon a change in control if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the change in control purchase price with respect to the notes.

Events of Default

      The following will be events of default for the notes:

      (1) default in payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any note when such becomes due and payable,

      (2) default in payment of any contingent cash interest, which default continues for 30 days,


      (3) our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding and our failure to cure, or obtain a waiver of, such default within 60 days after receipt of such notice,

      (4) (A) our failure to make any payment by the end of any applicable grace period after maturity of indebtedness, which term as used in the indenture means obligations, other than nonrecourse obligations, of Omnicom for borrowed money or evidenced by bonds, debentures, notes or similar instruments in an amount, taken together with amounts in (B), in excess of $100 million and continuance of such failure, or (B) the acceleration of indebtedness in an amount, taken together with the amounts in (A), in excess of $100 million because of a default with respect to such indebtedness without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled in case of (A) or (B) above, for a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding; however, if any such failure or acceleration referred to in (A) or (B) above shall cease or be cured, waived, rescinded or annulled, then the event of default by reason thereof shall be deemed not to have occurred, or


      (5) certain events of bankruptcy or insolvency affecting us or certain of our subsidiaries.

      If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount at maturity of the notes then outstanding may declare the initial principal amount at maturity of the notes, plus any accrued and unpaid contingent cash interest and contingent additional principal through the date of such declaration, to be immediately due and payable. In the case of the events of bankruptcy or insolvency of Omnicom which would constitute an event of default, the initial principal amount at maturity of the notes plus accrued and unpaid contingent cash interest and contingent additional principal will automatically become immediately due and payable without any declaration or other act on the part of the trustee or any holders. The holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding, by notice to the trustee, and without notice to any other holder, may rescind an acceleration and its consequences:

      o     if the rescission would not conflict with any judgment or decree and

      o if all existing events of default have been cured or waived, except any nonpayment of the initial principal amount at maturity plus accrued and unpaid contingent cash interest and contingent additional principal that have become due solely as a result of acceleration, and

      o     if all amounts due to the trustee have been paid.

      No rescission shall affect any subsequent default or impair any right consequent to the rescission.

      In some circumstances the holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding, by notice to the trustee, and without notice to any other holder, may waive an existing default and its consequences. When a default is waived, it is deemed cured, but no waiver will extend to any subsequent or other default or impair any consequent right.

      The holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines in good faith is unduly prejudicial to the rights of other holders or would involve the trustee in personal liability unless the trustee is offered indemnity satisfactory to it against loss, liability or expense.

      A holder may not pursue any remedy with respect to the indenture or the notes unless:

      o the holder gives to the trustee written notice stating that an event of default is continuing,

      o the holders of at least 25% in aggregate principal amount at maturity of the notes at the time outstanding make a written request to the trustee to pursue the remedy,

      o the holder or holders offer to the trustee reasonable security or indemnity satisfactory to the trustee against any loss, liability or expense,

      o the trustee does not comply with the request within 60 days after receipt of such notice, request and offer of security or indemnity, and

      o the holders of a majority in aggregate principal amount at maturity of the notes at the time outstanding do not give the trustee a direction inconsistent with the request during such 60-day period.

A holder may not use the indenture to prejudice the rights of any other holder or to obtain a preference or priority over any other holder.

      Under the indenture, we are required to deliver to the trustee, within five business days of becoming aware of the occurrence of an event of default, written notice of the event of default. In addition, we are required to deliver to the trustee, written notice of any event which with the giving of notice or the lapse of time, or both, would become an event of default under clause (3) or clause (4) above, its status and what action we are taking or propose to take with respect thereto.

      If the trustee collects any money as a result of an event of default, it shall pay out the money in the following order:

      First: to the trustee for amounts due as compensation, reimbursement or indemnification;

      Second: to holders for amounts due and unpaid on the notes for the principal amount at maturity, initial principal amount at maturity plus contingent additional principal, redemption price, purchase price, change in control purchase price or contingent cash interest, if any, as the case may be, ratably, without preference or priority of any kind, according to such amounts due and payable on the notes; and

      Third: to us, if any balance remains.

      The trustee may fix a record date and payment date for any payment to holders. At least 15 days before such record date, the trustee is required to mail to each holder and to us a notice that states the record date, the payment date and the amount to be paid.


Mergers and Sales of Assets

      The indenture provides that we may not consolidate with or merge into any person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless, among other things:

      o the resulting, surviving or transferee person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and such entity assumes all our obligations under the notes and the indenture, and


      o we or such successor entity will not immediately following the transaction be in default under the indenture.

      Upon the assumption of our obligations by a successor corporation, subject to limited exceptions contained in the indenture, we will be discharged from all obligations under the notes and the indenture. Although these types of transactions are permitted under the indenture, some of these types of transactions occurring on or prior to July 31, 2007 could constitute a change as defined above in control for purposes of the notes. In this circumstance, holders could require us to purchase their notes as described above.


Modification

      We and the trustee may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount at maturity of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:


      o alter our obligation to pay contingent cash interest, except that we may increase the amount thereof without the consent of the trustee or the holders,


      o make any note payable in money or securities other than that stated in the note,

      o     alter the stated maturity of any note,

      o reduce the principal amount at maturity, contingent additional principal, redemption price, purchase price or change in control purchase price with respect to any note,

      o make any change that adversely affects the right of a holder to receive shares of common stock upon surrendering a note for conversion,

      o make any change that adversely affects the right to require us to purchase a note,

      o impair the right to institute suit for the enforcement of any payment with respect to, or conversion of, the notes, and

      o change the provisions in the indenture that relate to modifying or amending the indenture.

      Without the consent of any holder of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

      o to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes,

      o to add covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us,

      o     to secure our obligations in respect of the notes,

      o to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act and the qualification of the notes under the Trust Indenture Act of 1939 as contemplated by the indenture,

      o     to cure any ambiguity or inconsistency in the indenture, or

      o to make any change that does not adversely affect the rights of any holder of the notes.

      The holders of a majority in aggregate principal amount at maturity of the notes then outstanding may, on behalf of the holders of all notes:

      o waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

      o waive any past default under the indenture and its consequences, except a default in the payment of the principal amount at maturity, contingent additional principal, redemption price, purchase price, change in control purchase price or obligation to deliver common stock upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Calculations in Respect of Notes

      We are responsible for making all calculations called for under the note. See "--Conversion Rights." These calculations include, but are not limited to, determination of the market prices of the note and of our common stock, amounts of tax original issue discount, and amounts of contingent cash interest and contingent additional principal, if any, payable on the note. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of note. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

Information Concerning the Trustee

      JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., one of the initial purchasers, is the trustee, registrar, paying agent and conversion agent.


      The indenture provides that, except during the continuance of an event of default, the trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee is required to exercise the rights and powers vested in it by the indenture, and to use the same degree of care and skill in its exercise of those rights and powers as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The indenture and the provisions of the Trust Indenture Act contain limitations on the rights of the trustee, should it become a creditor of Omnicom, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions, provided that if the trustee acquires any conflicting interests, as described in the Trust Indenture Act, the trustee must eliminate the conflict or resign.

      The trustee is required to deliver notice of all defaults to the holders within 90 days after the occurrence, unless the defaults shall have been cured before the giving of the notice. However, in the case of a default in the payment of principal of, or interest on, or other similar obligation with respect to, the notes, the trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or trustees and/or responsible officers of the trustee in good faith determines that the withholding of the notice is in the interest of holders of the notes.

      A trustee may at any time resign by giving written notice of resignation to us and to the holders. Upon receiving a notice of resignation, we will be required to promptly appoint a successor trustee. If no successor trustee is appointed within 30 days after the mailing of the notice of resignation, the resigning trustee or any holder who has been a bona fide holder of a note for at least six months may, subject to the provisions of the indenture, petition any court of competent jurisdiction for the appoint of a successor trustee.

      We may remove a trustee and appoint a successor trustee if

      o the trustee fails to comply with the provisions relating to any conflict of interest after written request made by us or by any holder who has been a bona fide holder of notes for at least six months,

      o the trustee ceases to be eligible in accordance with the provisions contained in the indenture and the trustee fails to resign after requested to by us or any holder,

      o the trustee becomes incapable of acting or is adjudged a bankrupt or insolvent, or a receiver or liquidator for the trustee or its property is appointed, or any public officer takes charge or control of the trustee or its property or affairs for the purpose of rehabilitation, conservation or liquidation, or

      o we determine that the trustee has failed to perform its obligations under the indenture in any material respect.

      If we fail to remove the trustee, any holder who has been a bona fide holder of a note for at least six months may petition a court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee. In addition, the holders of a majority in aggregate principal amount at maturity of the notes outstanding may at any time remove a trustee and appoint a successor trustee by delivering notice to the trustee to be removed, the successor trustee and us. Any resignation or removal of the trustee and any appointment of a successor trustee will become effective upon acceptance of appointment by the successor trustee.


Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Miscellaneous

      We or our affiliates may from time to time purchase the securities offered in this prospectus which are then outstanding by tender, in the open market or by private agreement.

                          DESCRIPTION OF CAPITAL STOCK

      The following briefly summarizes the material terms of our capital stock. You should read our certificate of incorporation, a copy of which may be obtained from Omnicom as described under "Where You Can Find More Information," for more detailed information that may be important to you.

      We are authorized to issue 1.0 billion shares of common stock, par value $0.15 per share, of which 187.8 million shares were outstanding on April 8, 2002, and 7.5 million shares of preferred stock at $1.00 per share, none of which is outstanding.

      Each share of common stock entitles the holder to one vote for the election of directors and for all other matters to be voted on by holders of our common stock. Holders of common stock may not cumulate their votes in the election of directors. All shares of common stock have equal rights and are entitled to such dividends as may be declared by the board of directors out of funds legally available therefor, but only after payment of dividends required to be paid on any outstanding shares of preferred stock. All shares of common stock share ratably upon liquidation in the assets available for distribution to shareholders after payments to creditors and provision for the preference of any preferred stock. We are not aware of any restrictions on our present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by us and/or our subsidiaries, we are subject to certain covenants requiring that we satisfy certain financial tests in order to pay dividends. The shares of common stock are not subject to call or assessment, have no preemptive or other subscription rights or conversion rights and cannot be redeemed. We have a classified board of directors and our shareholders can remove a director only by an affirmative two-thirds vote of all outstanding voting shares. A two-thirds vote of all outstanding voting shares is also required to amend our by-laws or some of the provisions of our certificate of incorporation and to change the number of directors comprising the full board. The board of directors has power to amend the by-laws or change the number of directors comprising the full board.

      We may issue preferred stock in series having whatever rights and preferences the board of directors may determine without the approval of our shareholders. One or more series of preferred stock may be made convertible into common stock at rates determined by the board of directors, and preferred stock may be given priority over common stock in payment of dividends, rights on liquidation, voting and other rights.

      As of December 31, 2001, we had outstanding $850,000,000 of senior unsecured debentures with a scheduled maturity in 2031, which are convertible into shares of our common stock at a conversion price of $110.01 per share, subject to adjustment in certain events.

      The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services. The common stock is listed on the New York Stock Exchange under the symbol "OMC."

                        FEDERAL INCOME TAX CONSIDERATIONS


      This is a summary of material United States federal income tax considerations relevant to holders of notes. This summary is based upon the Internal Revenue Code of 1986 (which we refer to as the Code), Treasury Regulations, Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect, or different interpretations. No statutory, regulatory, administrative or judicial authority directly addresses the treatment of the notes for United States federal income tax purposes. There can be no assurance that the IRS will not challenge one or more of the conclusions described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding notes, nor, except as specifically stated below, have we obtained nor do we intend to obtain an opinion of counsel with respect to the tax consequences of acquiring or holding notes.


      This summary does not purport to deal with all aspects of United States federal income taxation that may be relevant to a holder, such as a holder subject to the alternative minimum tax provisions of the Code. Also, it is not intended to address specific considerations relevant to persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates or persons holding notes as hedges or as positions in a "straddle," "hedge," "conversion" or other integrated transaction for tax purposes.

      This summary also does not discuss the tax consequences arising under tax laws other than the federal income tax laws, including the laws of any state, local or foreign jurisdiction. In addition, this summary is limited to original purchasers of notes who acquire notes at the "issue price", as defined below, and who hold the notes and common stock into which the notes may be converted as "capital assets" within the meaning of the federal income tax laws.

      Persons considering the purchase, ownership, conversion or other disposition of notes should consult their own tax advisors regarding the federal income tax consequences to them in their particular circumstances, and consequences arising under the laws of any state, local or foreign taxing jurisdiction.

      For purposes of this summary, a "U.S. Holder" is a beneficial owner of the notes who or which is:

      o     a citizen or individual resident of the United States, as defined in
            Section 7701(b) of the Code,

      o a corporation, partnership or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

      o an estate if its income is subject to United States federal income taxation regardless of its source, or

      o a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of notes other than a U.S. Holder.

Opinion as to Federal Income Tax Treatment

      We have been advised by our counsel, Jones, Day, Reavis & Pogue, that, in their opinion, the notes will be treated as debt instruments that are subject to United States federal income tax regulations governing contingent payment debt instruments, which we refer to as the CPDI regulations, for United States federal income tax purposes. Based upon that opinion, pursuant to the terms of the indenture, we and each holder of the notes agree to treat the notes as debt instruments with original issue discount under the CPDI regulations, as described below.


Original Issue Discount

      Under the CPDI regulations, for United States federal income tax purposes, U.S. Holders of notes are required to accrue interest income on the notes, regardless of whether the holder uses the cash or accrual method of accounting, in amounts described below for each taxable year the holder holds the note. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the accruals on the notes for non-tax purposes and in excess of any contingent cash interest payments actually received in that year.

      The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount, for United States federal income tax purposes for each accrual period prior to and including the maturity date of the notes. The amount required to be accrued equals the sum of the daily portions of original issue discount with respect to the note for each day during the taxable year or portion of a taxable year on which the holder holds the note, adjusted if necessary as described below. In general, the daily portion is
(1) the sum of the issue price of the note plus all accrued interest, determined without regard to any adjustments to interest accruals described below, and minus the amounts of projected scheduled payments for prior periods at the beginning of each six-month accrual period (as defined below), multiplied by (2) the comparable yield to maturity (as defined below) on the note, divided by (3) the number of days in the accrual period. Under these rules, holders may have to include in gross income increasingly greater amounts of original issue discount in each successive accrual period. Any amount included in income as original issue discount will increase a holder's tax basis in the note. The "issue price" is the initial price at which a substantial amount of notes are sold to investors (excluding bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers) for money.

      Based on the advice of our counsel, Jones, Day, Reavis & Pogue, we intend to treat the "comparable yield" as the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we intend to take the position that the comparable yield for the notes is 6.69%, compounded semiannually. The specific yield, however, is not entirely clear. If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield which we have determined.

      We are required to furnish annually to the IRS and to certain noncorporate U.S. Holders information regarding the amount of the original issue discount on the notes attributable to that year. We will calculate and report original issue discount on the notes based upon six-month accrual periods ending on the maturity day of the notes. We are also required to furnish to holders a schedule of projected payments which we will use in computing the amounts of original issue discount on the notes. In this schedule, we will include estimates (for purposes of computing the original issue discount only) of payments of contingent cash interest that we will make, and of a payment at maturity, taking into account the conversion feature and the contingent additional principal. Under the CPDI regulations, this schedule must produce the comparable yield. Our determination of the schedule of projected payments will be set forth in the indenture.

      For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the notes, unless such U.S. Holder timely discloses and justifies the use of other estimates to the IRS. A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

      THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR DETERMINATION OF YOUR INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE NOTES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE TO HOLDERS OF NOTES.

Adjustments to Interest Accruals on the Notes

      If, during any taxable year, a U.S. Holder receives actual payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount greater than the projected amount, the U.S. Holder will incur a "positive adjustment" under the CPDI regulations. If a U.S. Holder receives in a taxable year actual payments with respect to the notes for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, and/or the amount of a future contingent payment is established in an amount less than the projected amount, the U.S. Holder will incur a "negative adjustment" under the CPDI regulations. The difference between the positive adjustments and the negative adjustments for any year is the "net positive adjustment" (if positive) or the "net negative adjustment" (if negative). The U.S. Holder will treat a "net positive adjustment" as additional interest income for the taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including shares of our common stock) received in that year.

      A net negative adjustment will (1) reduce the U.S. Holder's interest income on the notes for that taxable year and (2) to the extent of any excess after the application of (1), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the notes during prior taxable years, reduced to any extent such interest was offset by prior net negative adjustments.

Disposition or Conversion

      Generally, the sale, exchange or conversion of a note, or the redemption of a note for cash, will result in taxable gain or loss to a U.S. Holder. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes takes into account the receipt of stock upon conversion and contingent additional principal as contingent payments with respect to the notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a note, as well as any contingent additional principal, as contingent payments under the CPDI regulations. Pursuant to our treatment of the notes as contingent payment debt instruments under the CPDI regulations as described above and the holders' agreement to be bound by our determination, gain or loss upon a sale, exchange, redemption or conversion of a note will generally be recognized as ordinary gain or loss, except that loss, if any, realized in excess of the amount of previously accrued original issue discount will be capital loss. Loss deductions are subject to limitations under the United States federal income tax laws. In the event of an exchange of notes for our common stock, upon conversion or otherwise, it is possible that a deduction for any such capital loss might be denied. Holders should consult their tax advisors regarding the deductibility of any such capital loss.

      The holder's realized gain or loss will be measured by the difference between the total value of the consideration received for the note (including the fair market value of our common stock) and the holder's tax basis in the note, as previously adjusted to reflect accrued original issue discount and the amounts of any projected payments. In general, a holder's tax basis in any common stock received in exchange for a note (including any fractional shares for which cash is received) will be the fair market value of the stock at the time of the exchange. While the matter is not entirely certain, the holding period for common stock received in the exchange may commence on the day following the date of the exchange. Holders should consult their tax advisors as to the application of the holding period rules to an exchange of a note for common stock.

Constructive Dividend

      If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased or if the conversion rate is increased at our discretion, such increase may be deemed to be the payment of a taxable dividend to holders of the notes.

      For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or in the event of an extraordinary cash dividend will generally result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not. However, there will be no deemed dividend treatment for regular cash dividends because there will be no adjustment therefor under the anti-dilution provisions of the notes.

Treatment of Non-U.S. Holders

      Payments of contingent interest made to Non-U.S. Holders will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. A Non-U.S. Holder that is subject to the withholding tax should consult its tax advisors as to whether it can obtain a refund for a portion of the withholding tax, either on the grounds that some portion of the contingent interest represents a return of principal under the CPDI regulations, or on some other grounds.

      All other payments on the notes made to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes (other than gain attributable to accrued contingent interest payments), will be exempt from United States federal income or withholding tax, as long as:

      o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

      o the statement requirement set forth in Section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below,

      o such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and

      o our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

      The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name and address.

      If a Non-U.S. Holder of notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on the interest and on any gain realized on the sale or exchange of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding and Information Reporting

      Information reporting will apply to any payments (including a payment of shares of common stock pursuant to a conversion or of interest), we may make on, or the proceeds of the sale or other disposition or retirement of, the notes or dividends on shares of common stock with respect to certain noncorporate holders, and backup withholding (currently at a rate of 30%) may apply unless the recipient of such payment supplies a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establishes an exemption from backup withholding. Any amount withheld under the backup withholding rules will be allowable as a credit against the holder's federal income tax, if the required information is provided to the IRS.

                             SELLING SECURITYHOLDERS


      The notes were originally issued by us and sold to J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Salomon Smith Barney Inc., to whom we refer to elsewhere as the "initial purchasers," in transactions exempt from the registration requirements of the federal securities laws. The initial purchasers resold the notes to persons reasonably believed by them to be "qualified institutional buyers," as defined in Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledges, donees or successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion and/or redemption of the notes. Set forth below are the names of each selling securityholder, the principal amount of the notes that may be offered by such selling securityholder pursuant to this prospectus and the number of shares of common stock into which such notes are convertible, each to the extent known to us as of the date of this prospectus. Unless set forth below, none of the selling securityholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.


      Any or all of the notes or common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided in transactions exempt from the registration requirements of the Securities Act.



                                                       Aggregate
                                                       Principal
                                                       Amount of
                                                        Notes at     Percentage of  Common Stock   Common Stock
                                                      Maturity that      Notes       Owned Prior    Registered
                       Name                            may be Sold    Outstanding   to Conversion    Hereby(1)
                     --------                         -------------   ------------  -------------  -------------
AIG DKR SoundShore Holdings Ltd. ................    $  9,200,000          1.0%            --            83,628
AIG DKR SoundShore Opportunity Holding
   Fund Ltd. ....................................       6,120,000            *             --            55,630
AIG DKR SoundShore Strategic Holding
   Fund Ltd. ....................................       4,680,000            *             --            42,541
Alpha U.S. Sub Fund VIII, LLC ...................       1,750,000            *             --            15,907
Alta Partners Holdings, LDC .....................      30,000,000          3.3%            --           272,700
Amerisure Mutual Insurance Company ..............         400,000            *             --             3,636
Argent Classic Convertible Arbitrage Fund L.P. ..       2,295,000            *             --            20,861
Argent Classic Convertible Arbitrage
   Fund (Bermuda) Ltd. ..........................       5,000,000            *             --            45,450
Argent LowLev Convertible Arbitrage Fund LLC ....         500,000            *             --             4,545
Argent LowLev Convertible Fund Ltd. .............       7,580,000            *             --            68,902
Aristeia International Limited ..................      28,875,000          3.2%            --           262,473
Aristeia Trading LLC ............................       8,625,000            *             --            78,401
BMO Nesbitt Burns Inc. ..........................       5,000,000            *             --            45,450
CDC Ixis Paris ..................................      10,000,000          1.1%           400            90,900
Deephaven Domestic Convertible Trading Ltd. .....      58,250,000          6.5%            --           529,492
Deutsche Bank Securities Inc. ...................      15,600,000          1.7%            --           141,804
Gaia Offshore Master Fund Ltd. ..................      11,700,000          1.3%            --           106,353
Global Bermuda Limited Partnership ..............      12,000,000          1.3%            --           109,080
HBK Master Fund L.P. ............................       5,000,000            *             --            45,450
Innovest Finanzdienstleistungs AG ...............         545,000            *             --             4,954
JMG Convertible Investments, LP .................      10,000,000          1.1%            --            90,900
JMG Triton Offshore Fund, Ltd. ..................      10,000,000          1.1%            --            90,900
KBC Financial Products USA Inc. .................       2,000,000            *             --            18,180
Lakeshore International, Ltd. ...................      48,000,000          5.3%            --           436,320
Lyxor Master Fund ...............................       1,800,000            *             --            16,362
Lyxor Master Fund Ref: Argent/LowLev CB .........       1,000,000            *             --             9,090
Nicholas Applegate Investment Grade Convertible .          15,000            *             --               136
Onyx Fund Holdings, LDC .........................      18,000,000          2.0%            --           163,620
SAM Investments LDC .............................     100,000,000         11.1%            --           909,000
Tribeca Investments L.L.C .......................      18,000,000          2.0%            --           163,620
Zurich Institutional Benchmark Master Fund Ltd. .         500,000            *             --             4,565
All other holders of notes or future transferees,
   pledges, donees or successors of any such
   holders(2)(3) ................................     467,565,000         52.0%            --         4,250,165
                                                     ------------       ------           ----         ---------
   Total(4) .....................................    $900,000,000       100.00%           400         8,181,000
                                                     ============       ======           ====         =========


*  Less than 1%

----------
(1)   Assumes conversion of all of the holder's notes at a conversion rate of
      9.09 shares of common stock per $1,000 principal amount at maturity of the notes. However, this conversion rate will be subject to adjustment as described under "Description of the Notes -- Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(3) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.


(4)   Amounts may not sum due to rounding.


      The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and common stock may be known by certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements.

                              PLAN OF DISTRIBUTION

      The notes and the common stock are being registered to permit public secondary trading of these securities by the holders thereof from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the notes and the common stock covered by this prospectus.

      We will not receive any of the proceeds from the offering of notes or the common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the notes and common stock beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the selling securityholders may from time to time offer the notes or the common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling securityholders and the purchasers of the notes and the common stock for whom they may act as agent. The aggregate proceeds to the selling securityholders from the sale of the notes or common stock offering will be the purchase price of such notes or common stock less discounts and commissions, if any.

      The notes and common stock may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the holders of such securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection therewith.

      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock.


      In connection with their purchase of notes from the initial purchasers in the private placements, the selling securityholders were required to represent that they were purchasing the notes in the ordinary course of business and that they had no plans, arrangements or understandings with any underwriter, broker-dealer, agent or any other person regarding the resale of the notes or the underlying common stock. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.


      Our outstanding common stock is listed for trading on the New York Stock Exchange.

      The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commission received by such broker-dealers, agents or underwriters and any profit on the resale of the notes or the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


      In addition, in connection with any resales of the notes, any broker-dealer who acquired the notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. Broker-dealers may fulfill their prospectus delivery requirements with respect to the notes, other than a resale of an unsold allotment from the original sale of the outstanding notes, with this prospectus.


      The notes were issued and sold on March 6, 2002 and March 19, 2002 in transactions exempt from the registration requirements of the federal securities laws to the initial purchasers. We have agreed to indemnify the initial purchasers and each selling securityholder, including each person, if any, who controls any of them within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each selling securityholder had agreed severally and not jointly, to indemnify us, the initial purchasers and each other selling shareholder, including each person, if any, who controls us or any of them within the meaning of either Section 15 of the Securities Act or
Section 20 of the Exchange Act against certain liabilities arising under the Securities Act.


      The selling securityholders and any other persons participating in the distribution will be subject to the provisions of the federal securities laws, including Regulation M, which may limit the timing of purchases and sales of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

      We have agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of:

      o the sale pursuant to the registration statement of all the securities registered thereunder; and

      o the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision.

      This obligation is subject to a number of exceptions and qualifications. In some circumstances, we have the right to suspend use of this prospectus and offers and sales of notes and common stock pursuant to the registration statement to which this prospectus relates.


                                  LEGAL MATTERS

      The validity of the notes and the shares of common stock issuable upon conversion of the notes has been passed upon for us by Jones, Day, Reavis & Pogue, New York, New York.

                                     EXPERTS

      The consolidated financial statements of Omnicom as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 and the related schedules included in Omnicom's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in this prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Reports, proxy statements and other information filed by us may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      We are incorporating by reference into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in or incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following documents:

      o Our annual report on Form 10-K for the year ended December 31, 2001 (SEC File no. 001-10551)

      o Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2002 (SEC File no. 001-10551): and

      o The description of the common stock contained in the Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act (SEC File no. 001-10551), including any subsequently filed amendments and reports updating such description.

      Any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until completion of the resale of all of the notes by the selling securityholders under this prospectus are also incorporated herein by reference.

      You may request a copy of these filings, or any other documents or other information referred to in, or incorporated by reference into, including a schedule of projected payments for U.S. federal income tax purposes, this prospectus, at no cost, by writing or telephoning Omnicom at the following address:

                                 Barry J. Wagner
                          Secretary and General Counsel
                               Omnicom Group Inc.
                               437 Madison Avenue
                               New York, NY 10022
                                 (212) 415-3600

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the registrant, are as follows:


           SEC Registration Fee ................   $ 84,824
           Legal Fees and Expenses .............     15,000
           Miscellaneous Expenses ..............     50,000
                                                   --------
                Total ..........................   $149,824
                                                   ========


Item l5. Indemnification of Directors and Officers.

      Our certificate of incorporation contains a provision limiting the liability of directors to acts or omissions determined by a judgment or other final adjudication to have been in bad faith, involving intentional misconduct or a knowing violation of the law, resulting in personal gain to which the director was not legally entitled or where such director's acts violated section 719 of the New York Business Corporation Law (approval of statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors). Our by-laws provide that an officer or director will be indemnified against any costs or liabilities, including attorney's fees and amounts paid in settlement with the consent in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

      Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made, or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, that any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

      Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action that is settled or otherwise disposed of, or (2) any claim, issue or matter for which the person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines upon application, that the person is fairly and reasonably entitled to indemnity for that portion of the settlement and expenses as the court deems proper.

      Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

      We have entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. We also maintain and pay premiums for directors' and officers' liability insurance policies.

Item 16. Exhibits and Financial Statement Schedules.


 Exhibit
 Number       Description of Exhibit
 -------      ----------------------
   4.1        Indenture between Omnicom Group Inc. and JP Morgan Chase Bank dated as of March 6, 2002 (Exhibit 4.6 to our Annual Report on
              Form 10-K for the year ended December 31, 2001 (SEC File no.
              001-10551) and incorporated herein by reference).

   4.2 Form of the Zero Coupon Zero Yield Convertible Note due 2032 (included in Exhibit 4.1 above and incorporated herein by reference).

   4.3 Registration Rights Agreement, dated March 1, 2002, by and between Omnicom Group Inc. and J.P. Morgan Securities Inc, Goldman Sachs & Co. and Salomon Smith Barney Inc. (Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File no. 001-10551) and incorporated herein by reference).

   5.1*       Opinion of Jones, Day, Reavis & Pogue as to certain legal matters.

   8.1 Opinion of Jones, Day, Reavis & Pogue as to certain U.S. federal income tax considerations.


   12.1*      Computation of Ratio of Earnings to Fixed Charges.


   23.1       Consent of Arthur Andersen LLP.

   23.2*      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

   24.1* Power of Attorney (included on signature pages of the Registration Statement as originally filed).

   25.1* Form of T-1 Statement of Eligibility of the Trustee under the Indenture.

   99.1 Letter to SEC pursuant to Temporary Note 3T to Article 3 of Regulation S-X (Exhibit 99.1 to our Annual Report on Form 10-K for the year ended December 31, 2001 (SEC File no. 001-10551) and incorporated herein by reference)

----------
* Previously filed.


Item 17. Undertakings.

      We undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

      However, paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

      We further undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us, pursuant to the provisions described under Item 15 above or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York on May 31, 2002.


                                     Omnicom Group Inc.,
                                       as Registrant


                                                   /s/ JOHN D. WREN
                                      By: ------------------------------------
                                                     John D. Wren
                                          President and Chief Executive Officer



      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.


              Signature and Title                                                                   Date
             --------------------                                                                   ----

               /s/ JOHN D. WREN                      President, Chief Executive Officer         May 31, 2002
            -----------------------                  and Director (Principal Chief
                 John D. Wren                        Executive Officer)

                       *                             Executive Vice President and               May 31, 2002
            -----------------------                  Chief Financial Officer
            Randall J. Weisenburger                  (Principal Financial Officer)

                       *                             Senior Vice President of                   May 31, 2002
            -----------------------                  Finance and Controller
            Philip J. Angelastro                     (Principal Accounting Officer)

                                                     Director
            -----------------------
             Robert Charles Clark

                       *                             Director                                   May 31, 2002
            -----------------------
            Leonard S. Coleman, Jr.

                       *                             Director                                   May 31, 2002
            -----------------------
                Bruce Crawford

                       *                             Director                                   May 31, 2002
            -----------------------
               Susan S. Denison

                       *                             Director                                   May 31, 2002
            -----------------------
                   Peter Foy

                       *                             Director                                   May 31, 2002
            -----------------------
                John R. Murphy

                       *                             Director                                   May 31, 2002
            -----------------------
                John R. Purcell

                                                     Director
            -----------------------
              Linda Johnson Rice

                       *                             Director                                   May 31, 2002
            -----------------------
                Gary L. Roubos

*By           /s/ JOHN D. WREN
            -----------------------
               Attorney-in-fact
 Pursuant to Powers of Attorney filed herewith
            or previously with the
      Securities and Exchange Commission

                                INDEX TO EXHIBITS

      Exhibit
      Number      Description of Exhibit
      -------     ----------------------


      8.1         Opinion of Jones, Day, Reavis & Pogue as to certain U.S.
                  federal income tax considerations.

      23.1        Consent of Arthur Andersen LLP.